Exhibit 4.6
FIFTH AMENDMENT
to the
RESTATEMENT OF THE
MOOG INC. RETIREMENT SAVINGS PLAN
WHEREAS, pursuant to Section 10.1 of the Moog Inc. Retirement Savings Plan (the “Plan”), Moog Inc. (the “Corporation”) reserved the right to amend the Plan; and
WHEREAS, the Corporation wishes to amend the Plan to prevent the Plan Trustee from making further investments of Plan assets in shares of Moog Class A common stock and provide for the liquidation of any shares of Moog Class A common stock held by the Plan, to reflect certain Plan changes in connection with the merger of Moog Techtron Corp. 401(k) Plan into the Plan, and to authorize the use of an ERISA Spending Account;
NOW, THEREFORE, the Plan is hereby amended as follows:
1.Section 7.6 is hereby amended by adding the following new subsection at the end thereof:
(d)    Cessation of Investments in Moog Class A Stock. Notwithstanding any other Plan provision, effective February 2, 2016 or as close to that date as may be practicable, Plan assets may no longer be invested in Class A shares of the Corporation (other than by reason of the exercise of conversion rights with respect to Class B shares of the Corporation to facilitate a sale of those Class B shares), and any Plan investments in Class A shares of the Corporation will be liquidated. Subject to the right of Participants to direct the investment of their Plan accounts, proceeds from the liquidation of the Class A shares will be reinvested in other available classes of Company Stock, in accordance with procedures established by the Administrative Committee.
2.
    Section 10.3 is hereby amended by adding the following new subsection at the end thereof:
(n)    Transfer of Assets and Liabilities from the Techtron Plan. Effective January 1, 2016, the Plan had transferred to it the assets allocated to the Techtron Plan Accounts and the corresponding liabilities with respect to the Techtron Employees. As a result of and subsequent to the transfer, the assets allocated to the Techtron Plan Accounts and the corresponding liabilities have been allocated and are subject to the terms and conditions of this Plan. Nothing contained herein may reduce the amount of any Techtron Employee’s benefit under the Techtron Plan or impermissibly eliminate an optional form of benefit with respect to benefits attributable to service before the transfer. For purposes of the Plan, (i) “Techtron Employees” means employees of Moog Techtron Corp., (ii) “Techtron Plan” means Moog Techtron Corp. 401(k) Plan, and (iii) “Techtron Plan Accounts” means the accounts transferred from the Techtron Plan that were maintained for the Techtron Employees.
3.
    Article 13 is hereby amended by adding the following new section at the end thereof:
Section 13.17    ERISA Spending Account. The Plan may establish and use an ERISA Spending Account, which is an account designated to receive amounts (i) in the form of any service fee assessed against Participant accounts, or (ii) that a Plan service provider receives in the form of 12b-1 fees, subtransfer agency fees, shareholder servicing fees or similar amounts (also knowns as “revenue sharing”) that are received by the service provider from a source other than the Plan and that the service provider may remit to the Plan. Any amounts credited to the ERISA Spending Account will be reflected in the Plan records, held in the Plan’s Trust, and invested as directed by the Administrative Committee.
The Administrative Committee, in its discretion, may use an ERISA Spending Account to pay third-party service providers for services properly rendered to the Plan. In the event the Plan does not exhaust the ERISA Spending Account for a given calendar quarter, the Administrative Committee may allocate such eligible unused amounts held in the ERISA Spending Account to Participant accounts as earnings or as otherwise permitted by applicable law. The Plan Administrator will exercise its discretion in a reasonable, uniform, and nondiscriminatory manner.
To the extent that any provisions of this Amendment are inconsistent with Plan provisions, this Amendment will supersede the Plan. In all other respects, the Plan remains unchanged.

MOOG INC.
Dated:     11/17/15            By: /s/ Gary A. Szakmary
Name: Gary A. Szakmary
Title: VP & CHRO

031407.00096 Business 14343342v1

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